Exhibit 10.207
LIBERTY MUTUAL DEATH BENEFIT ONLY PLAN
Effective January 1, 2004
Purpose
This Plan is established and maintained by Liberty Mutual Insurance Company (hereinafter referred to as “Company”) to provide additional welfare benefits similar to term life insurance, to a select group of management or highly compensated employees of Company, and its affiliated companies, if any, that are Participating Employer in this Plan.
ARTICLE 1
Definitions
     For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 4, that are entitled to receive a benefit under this Plan upon the death of a Participant.

1.2	“Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator, that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” shall mean the board of directors of the Company.

1.4	“Claimant” shall have the meaning set forth in Section 7.1.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.6	“Company” shall mean Liberty Mutual Insurance Company and any successor to all or substantially all of the Company’s assets or business.

1.7	“Disability” shall mean a determination that a Participant is disabled made by the carrier of the group disability insurance policy, sponsored by the Company. Upon request by the Employer, the Participant must submit proof of the carrier’s or Social Security Administration’s determination.

1.8	“Election Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to elect to participate in the Plan and to select the amount of death benefit under the Plan, subject to Section 2.2.

1.9	“Employee” shall mean a person who is an employee of any Participating Employer.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.11	“Non-select Participant shall mean a Participant who is not a Select Participant.

1.12	“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who signs an Election Form and a Beneficiary Designation Form, (iii) whose signed Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (iv) who commences participation in the Plan, and (v) whose Election Form has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.13	“Participating Employer” shall mean the Company and any other affiliated company of the Company that adopts the Plan with the permission of the Company.

1.14	“Plan” shall mean the Liberty Mutual Death Benefit Only Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.15	“Plan Administrator” shall mean Liberty Mutual Insurance Company.

1.16	“Retirement”, “Retire(s)” or “Retired” shall mean the actual retirement of a Participant from a Participating Employer in accordance with either the early or normal retirement provisions of the Liberty Mutual Retirement Benefit Plan. If a Participant’s employment terminates with all Participating Employers, and such Participant is not otherwise eligible to Retire, the Plan Administrator may, in its sole discretion, deem such Participant to have Retired for purposes of this Plan.

1.17	“Select Participant” shall mean a Participant, as determined by the Management of the Company, who is eligible to elect a post-retirement death benefit of up to five (5) times the Participant’s Total Annual Compensation pursuant to Section 3.2

1.15	“Total Annual Compensation” shall mean, prior to Retirement, the sum of the Participant’s annual base salary as of the date of the Participant’s death plus the amount of the last twelve (12) months of paid bonuses prior to the date of the Participant’s death. Following Retirement, the Participant’s Total Annual Compensation shall mean the Participant’s base salary as of the date of the Participant’s Retirement plus the last twelve (12) months of paid bonuses prior to the date of the Participant’s Retirement. In the case of a Participating Employer’s short term incentive plan, only the most recent bonus is included.

ARTICLE 2
Selection, Enrollment, Eligibility
2.1 Selection by Company. As of the effective date of this Plan, any Employee who is classified as Management A or Executive C or above of a Participating Employer will be eligible to participate in the Plan; provided, however, that the Company, in its sole discretion. shall determine eligibility for participation in the Plan including but without limitation, the right to limit or expand participation in the Plan, the right to set classifications or categories of employee groups eligible to participate in the Plan and the right to amend, modify or terminate the Plan. In all events, participation in the Plan shall be limited to a select group of management and highly compensated Employees, as determined by the Company in its sole discretion. From that group, the Company shall select, in its sole discretion, Employees to participate in the Plan.
2.2 Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator an Election Form and a Beneficiary Designation Form, all within the time period specified by the Plan Administrator.
In addition, in the event the Company is purchasing or intending to purchase from a licensed life insurer (“Insurer”) a policy of life insurance on the life of an Employee in connection with the Employee’s benefit under this Plan, the Employee will not be required to submit evidence of insurability to the Insurer except as follows:
(i) An Employee who does not participate in the Plan when first eligible and thereafter applies to participate in the Plan must first submit evidence of insurability satisfactory to the Insurer. Notwithstanding paragraph (iii) below, if the Employee fails to submit such evidence, the Employee shall not become a Participant in the Plan.
(ii) An Employee who first applies for less than the maximum amount of coverage available to the Employee under the Plan and thereafter applies for increased coverage must first submit evidence of insurability satisfactory to the Insurer. Notwithstanding the following paragraph, if the Employee fails to submit such evidence, the increased coverage shall not go into effect. Subject to the limits in the next paragraph, an Employee shall continue to receive increases in coverage resulting solely from increases in salary.
(iii) An amount of coverage on an Employee for whom the Insurer’s reinsurer requires evidence of insurability satisfactory to the reinsurer, shall become effective only when the Employee submits such evidence as to enable the Insurer to procure reinsurance from the reinsurer for such coverage and fulfills any other requirements of the Insurer. Subject to the two immediately preceding paragraphs, if the Employee fails to submit such evidence, the Employee’s amount of coverage under the Plan shall not exceed the amount of coverage that is available from the reinsurer at that time without providing evidence of insurability. In the event the reinsurer increases its guaranteed issue limits, the coverage under the Plan of any affected Employee shall be increased at the Employee’s written election to the higher limit, subject to other Plan limits, as of the next January 1.
(iv) An Employee who applies for post-retirement coverage in excess of the Employee’s coverage amount in effect immediately before retirement must submit evidence of insurability satisfactory to the Insurer. If the Employee fails to submit such evidence, the excess coverage shall not go into effect.

(v) In all cases, evidence of insurability may include a physical exam.
In the event the Company does purchase such a policy of life insurance, the Company shall be the applicant, sole owner and sole beneficiary of such policy and shall exercise all of the ownership rights of such policy. In no event shall the Employee have any right, title or interest in any such policy or be entitled to exercise any ownership right with respect to such policy.
2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the date the Plan Administrator receives the required enrollment documents and evidence of insurability if required under Section 2.2 properly executed by the Employee or as soon thereafter as is administratively feasible. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan.
2.4 Termination of Participation. If a Participant’s employment with all Participating Employers is terminated prior to his or her Retirement for any reason other than death, (i) all Participating Employers and the Plan Administrator shall be fully and completely discharged from all further obligations under this Plan with respect to the Participant (or his or her Beneficiary), and (ii) the Participant’s Election Form shall terminate.
2.5 Participant Contributions. As a condition of participation in the Plan prior to Retirement, a Participant shall remit to the Company a contribution at such times and in such amounts as determined by the Company. Following Retirement, the Participant shall not be required to make a contribution for the Participating Employer provided post-retirement benefit.
ARTICLE 3
Benefits
3.1 Pre-Retirement Death Benefit. If a Participant dies while employed by a Participating Employer and coverage under the Plan has not terminated, the Participant’s Beneficiary shall be entitled to receive a death benefit calculated as follows:
One (1), two (2), three (3), four (4) or five (5) times the Participant’s Total Annual Compensation, as elected by the Participant on an Election Form filed with the Company and accepted by the Insurer.
The Company will pay the Participant’s Beneficiary an additional amount equal to the Beneficiary’s approximate federal and state income tax liability, as determined by the Company in its sole discretion, in respect to the death benefit payable under the Plan and this additional payment.
In determining a Participant’s coverage, a highest ever rule shall apply such that the Participant’s coverage shall never be reduced below the highest level attained at any time during the Participant’s employment with a Participating Employer while a Participant in the Plan as long as the Participant’s coverage election does not change. In the event of a change in election, the highest ever rule begins with respect to that level of coverage.
3.2 Post-Retirement Death Benefit. An Employee shall be eligible for a Participating Employer provided post-retirement death benefit under this Section 3.2 if the Employee satisfies both of the following requirements:
     (A) The Employee has been employed by the Company (including Affiliated Employers as defined in the Liberty Mutual Retirement Benefit Plan) on a continuous basis for the ten (10) year period prior to the date of the Employee’s Retirement, and
     (B) The Employee was a Participant in this Plan immediately prior to the Employee’s Retirement.
The Participant’s Beneficiary shall be entitled to receive the Participating Employer provided post-retirement death benefit calculated as follows:
For Select Participants as determined by the Management of the Company, one (1), two (2), three (3), four (4) or five (5) times the Participant’s Total Annual Compensation, as elected by the Participant on an Election Form filed with the Company and accepted by the Insurer to the extent required under Section 2.2.
For non-Select Participants, the Participating Employer provided post-retirement death benefit shall be. at the Participant’s written election, up to one (1) times Total Annual Compensation, (in $1,000 increments).
In addition, non-Select Participants may also elect within 30 days to purchase from the Insurer an additional amount of coverage without providing evidence of insurability such that the combined Participating Employer provided post-retirement death benefit and this optional coverage will not exceed two (2) times the Participant’s Total Annual Compensation and not exceed in any event, the Participant’s pre-retirement coverage. The Participant shall be responsible for paying the entire premium for this additional coverage.
The Company will pay the Participant’s Beneficiary an additional amount equal to the Beneficiary’s approximate federal and state income tax liability, as determined by the Company in its sole discretion, in respect to the death benefit payable under the Plan and this additional payment.
The “highest ever” rule set forth in Section 3.1 above shall also apply, in the manner prescribed by the Company, in determining the maximum benefit available to a Participant under this Section 3.2.
After Retirement, a Participant may elect to reduce his or her benefit at such time or times as permitted by the Company. A Participant may not elect to increase his or her benefit after Retirement.
3.3 Payment of Benefits. Death benefits provided under this Plan shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the date on which the Plan Administrator is provided with proof, that is satisfactory to the Plan Administrator, of the Participant’s death.
3.4 Termination of Employment Prior to Retirement. If a Participant’s employment with any Participating Employer is terminated prior to his or her Retirement for any reason other than death, no death benefit shall be payable to his or her Beneficiary under this Plan.
3.5 Limitation on Amount of Available Death Benefit. Notwithstanding anything to the contrary, the maximum amount of death benefit otherwise available to an eligible Employee under Sections 3.1 and 3.2 of the Plan is reduced by coverage provided to the eligible Employee under the Liberty Mutual Insurance Company Optional Life Insurance Plan (“OLIP”). In such a case, the maximum amount of death benefit available under the Plan is calculated as follows: the maximum multiple of Total Annual Compensation coverage otherwise available to an eligible Employee as a death benefit under the Plan shall be reduced by the number of multiples of compensation coverage provided to the eligible Employee under OLIP. As an example of the preceding sentence, if an eligible Employee was covered under OLIP for a death benefit of three (3) times annual compensation, the maximum amount of pre-retirement death benefit coverage the Employee could elect under the Plan would be two (2) times Total Annual Compensation.
3.6 Coordination with Other Benefits. Subject to Section 3.5, the benefits provided for a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participating Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 4
Beneficiary Designation
4.1 Designation of Beneficiary: Change of Beneficiary Designation. Upon the commencement of participation in the Plan, each Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Plan Administrator or its designated agent. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of a Participating Employer in which the Participant participates. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to his or her death.
4.2 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Plan Administrator or its designated agent.

4.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefit, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits under the Plan shall be payable to the executor or personal representative of the Participant’s estate.
4.4 Doubt as to Beneficiary. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall have the right, exercisable in its discretion, to cause the Participant’s Participating Employer to withhold such payments until this matter is resolved to the Plan Administrator’s satisfaction.
4.5 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Plan Administrator from all further obligations under this Plan with respect to the Participant (or his or her Beneficiary), and that Participant’s Election Form shall terminate upon such full payment of benefits.
ARTICLE 5
Termination, Amendment or Modification
5.1 Termination. Although each Participating Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Participating Employer will continue the Plan or will not terminate its participation as a Participating Employer in the Plan at any time in the future. Accordingly, each Participating Employer reserves the right to discontinue its participation as a Participating Employer of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors. However, the termination of the Plan shall not adversely affect (i) any Participant who, at the time of Plan termination, has previously terminated employment with any Participating Employer due to Retirement, or (ii) any Beneficiary who, at the time of Plan termination, has previously become entitled to the payment of a benefit under the Plan.
5.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of its board of directors; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the right of any Participant who, as of the effective date of the amendment or modification, has previously terminated employment with any Participating Employer due to Retirement, and (ii) no amendment or modification of the Plan shall affect any Beneficiary who, as of the effective date of the amendment or modification, has previously become entitled to the payment of a benefit under the Plan.

ARTICLE 6
Administration
6.1 Plan Administrator Duties. Except as otherwise provided in this Article 6, this Plan shall be administered by the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, the Company and/or a Participating Employer.
6.2 Agents. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents, advisors, consultants, attorneys and other professionals and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Participating Employer.
6.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
ARTICLE 7
Claims Procedures
7.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
7.2 Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The Plan Administrator shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 7.3 below; and
(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.3 Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.
7.4 Decision on Review. The Plan Administrator shall render its decision on review promptly, and no later than sixty (60) days after the Plan Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim. written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. In rendering its decision, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision:

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
7.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 7 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE 8
Miscellaneous
8.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded and is maintained by an employer primarily for the purpose of providing welfare benefits for a select group of management or highly compensated employees within the meaning of 29 CFR §2520.104-24. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. It is intended that the Plan shall not be a nonqualified deferred compensation plan within the meaning of Code section 409A.
8.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of a Participating Employer. For purposes of the payment of benefits under this Plan, any and all of a Participating Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Participating Employer. A Participating Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
8.3 Participating Employer’s Liability. A Participating Employer’s liability for the payment of benefits shall be defined only by the Plan and the Election Form, as entered into between the Participating Employer and a Participant. A Participating Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.
8.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
8.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Participating Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Participating Employer, as an Employee, or to interfere with the right of any Participating Employer to discipline or discharge the Participant at any time.
8.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.
8.7 Electronic Enrollment, Beneficiary Designations, etc. Notwithstanding any provision to the contrary, to the extent permitted by the Plan Administrator, an Employee. Participant or Beneficiary may submit electronically any information otherwise required to be submitted in paper form and signed by such person including, but not limited to, forms related to enrollment and beneficiary designations, provided such submission is in a format and on an electronic form acceptable to the Plan Administrator.
8.8 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply: and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
8.9 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
8.10 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.
8.11 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand, delivered, or sent by registered or certified mail, to the address below:
Liberty Mutual Insurance Company
175 Berkeley Street
Boston. MA 02117
Attn: Helen E. R. Sayles

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by facsimile or by U.S. mail, to the last known address of the Participant.
8.12 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
8.13 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
8.14 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
8.15 Incompetent. If the Plan Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Plan Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
8.16 Court Order. The Plan Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Plan Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Plan Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

     The effective date of the Plan is January 1, 2004

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/ Helen E.R. Sayles
Title: SVP — HR & Administration
Date: 10/18/05